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                                                                  Exhibit 11.1

                                           GREAT WESTERN FINANCIAL CORPORATION

                                 Computation of Net Income Per Common Share
                                                Primary and Fully Diluted


                                                                 Three Months Ended        Six Months Ended
                                                                       June 30                 June 30
                                                                 ------------------      --------------------
(Dollars in thousands)                                              1994       1993          1994        1993
                                                                    ----       ----          ----        ----

Net income                                                       $55,855    $52,591      $105,330    $ 97,802
Preferred stock dividends - convertible
  and nonconvertible                                              (6,254)    (6,254)      (12,508)    (12,508)
                                                                 -------    -------      --------    --------
Net income for computing earnings per
  Common share - primary                                          49,601     46,337        92,822      85,294
Preferred stock dividends - convertible                            2,830      2,830         5,660       5,660
                                                                 -------    -------      --------    --------
Net income for computing earnings per
  Common share - fully diluted                                   $52,431    $49,167      $ 98,482    $ 90,954
                                                                 =======    =======      ========    ========

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                                      Computation of Average Number of
                   Common Shares Outstanding on Primary and Fully Diluted Basis
                               (In thousands, except per share amounts)

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
                                                              Three Months Ended       Six Months Ended
                                                                       June 30                June 30
                                                                 ------------------      ------------------
(Dollars in thousands)                                              1994       1993         1994       1993
                                                                    ----       ----         ----       ----
Average number of Common shares outstanding
  during each period - without dilution                          133,059    131,346      132,919    131,166
Common share equivalents outstanding at
  the end of each period                                             457        371          525        489
                                                                 -------    -------      -------    -------
Average number of Common shares and Common
  share equivalents outstanding during each
  period on a primary basis                                      133,516    131,717      133,444    131,655
Common share equivalents outstanding at
  the end of each period on a fully
  diluted basis                                                      161          -           94          -
Addition from assumed conversion as of the
  beginning of each period of the convertible
  preferred stock outstanding at the end of
  each period                                                      6,342      6,342        6,342      6,342
                                                                 -------    -------      -------    -------
Average number of Common shares outstanding
  during each period on a fully diluted basis                    140,091    138,059      139,880    137,997
                                                                 =======    =======      =======    =======
Net income per Common share
  Primary                                                           $.38       $.35         $.70       $.65
  Fully diluted                                                      .38        .35          .70        .65


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